Exhibit G.2.

PORTFOLIO STRUCTURING FEE AGREEMENT

THIS PORTFOLIO STRUCTURING FEE AGREEMENT is made as of this 28th day of February, 2013 (the “Effective Date”) by and between MacKenzie Realty Capital, Inc., a Maryland corporation having its principal place of business in Moraga, California (the “Company”), and MCM Advisers, LP, a California limited partnership having its principal place of business in Moraga, California (the “Adviser”).

WHEREAS, the Company is a newly organized, non-diversified management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Company intends to publicly offer its common stock in an offering registered under the Securities Act of 1933, as amended (the “1933 Act”), as well as under the laws of various states (the “Offering”);

WHEREAS, on the Effective Date, the Company purchased the Portfolio (defined below) from the following entities: MP Income Fund 16, LLC, MP Income Fund 18, LLC, MP Income Fund 19, LLC, MP Value Fund 5, LLC, MP Value Fund 7, LLC, MPF Flagship Fund 9, LLC, MP Income Fund 20, LLC, and Mackenzie Patterson Special Fund 6, LLC (collectively, the “Sellers”);

WHEREAS, the Company has appointed the Adviser as its investment adviser under that Investment Advisory Agreement dated February 28, 2013 (the “Advisory Agreement”); and

WHEREAS, the Company and the Adviser desire to enter into this agreement, apart from the Advisory Agreement, for the purposes of compensating the Adviser for Adviser’s specific advisory services relating to the acquisition of the Portfolio (which services are in addition to those to be provided to the Company under the Advisory Agreement) upon the terms and conditions provided below.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.         Duties of the Adviser.

Subject to the overall supervision and review of the Board of Directors of the Company (“Board”), the Adviser recommended to the Company the assets held by the Sellers that are appropriate for the Company to purchase (the “Acquisition”) and that fit within the Company’s stated investment objectives (such assets are referred to as the “Portfolio”).  To carry out such determinations, the Adviser exercised full discretion and acted for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to the Acquisition, as well as with respect to all other things necessary or incidental to the furtherance or conduct of the Acquisition.

2.         Compliance with Applicable Requirements.

In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

a.	all applicable provisions of the 1940 Act and the Advisers Act and any applicable rules and regulations adopted thereunder;

b.
the provisions of any registration statement of the Company, as the same may be amended from time to time under the 1933 Act in connection with the Offering, including the investment objectives set forth therein;

c.	the provisions of the Company’s Articles of Incorporation, as the same may be amended from time to time;

d.	the provisions of the Bylaws of the Company, as the same may be amended from time to time;

e.	all policies, procedures and directives adopted by the Board; and

f.	any other applicable provisions of state, federal or foreign law.

3.         Compensation.

For the services and payments furnished to the Company hereunder by the Adviser, the Adviser shall receive from the Company a one-time fee in the amount of 3.5% of the gross amount the Company receives from selling its common stock in the Offering.

4.         Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.         Effective Date, Term and Approval.

This Agreement became binding against the Company as of the Effective Date, and will continue in force and effect until the payment to the Adviser under Section 3 is made.

6.         Termination.

This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company, on no more than 120 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty by the Adviser, on no less than 120 days’ written notice to the Company. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 6, the Adviser, at the Company’s request, must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.

7.         Amendment.

No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 3 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Company.

8.         Liability of Adviser.

The Adviser will not be liable in any way for any default, failure or defect in any of the securities comprising the Portfolio if it has satisfied the duties and the standard of care, diligence, and skill set forth in this Agreement.  However, the Adviser shall be liable to the Company for any loss, damage, claim, cost, charge, expense, or liability resulting from the Adviser’s willful misconduct, bad faith, or gross negligence or disregard by the Adviser of the Adviser’s duties or standard of care, diligence, and skill set forth in this Agreement or a material breach or default of the Adviser’s obligations under this Agreement.

9.         Notices.

Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Company and that of the Adviser shall be 1640 School Street, Moraga, California  94556.

10.           Indemnification.

The Company (“Indemnifying Party”) shall indemnify the Adviser, each of the Adviser’s officers, employees, partners, managers and agents (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless from and against any expense, loss, cost, liability or damage, including reasonable attorneys’ fees (collectively, “Expenses”), arising out of any claim asserted or threatened to be asserted in connection with the Adviser’s services or performance hereunder or otherwise as an investment adviser of the Company; provided, however, that no Indemnified Party shall be entitled to any such indemnification with respect to any Expense to the extent caused by any Indemnified Party’s own gross negligence, bad faith, breach of fiduciary duty, willful misconduct or reckless disregard with respect to any of its obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Commission or its staff thereunder), and provided, further, that the satisfaction of any such indemnification shall be from and limited to the assets of the Company.

With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request or other notice of any loss, claim, damage or liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Section 10, such Indemnified Party shall:

a.           give written notice to the Indemnifying Parties of such claim within ten (10) days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that the failure of any Indemnified Party to provide such notice to the Indemnifying Parties shall not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent the each Indemnifying Party is materially prejudiced or otherwise forfeits rights to defenses by reason of such failure;

b.           provide the Indemnifying Parties such information and cooperation with respect to such claim as the Indemnifying Parties may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Parties at such reasonable times as the Indemnifying Parties may request;

c.           cooperate and take any such steps as the Indemnifying Parties may reasonably request to preserve and protect any defense to such claim;

d.           in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Parties may exercise in their sole discretion and at their expense, to participate in the investigation, defense and settlement of such claim;

e.           neither incur any material expense to defend against any such claim (unless the Indemnifying Parties refuse to assume the defense as provided below) or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the Indemnifying Parties; and

f.           upon reasonable prior notice, afford to such Indemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including the right to designate counsel reasonably acceptable to such Indemnified Party and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if such Indemnifying Party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest representing (A) such Indemnified Party and (B) the Indemnifying Party, such Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that the Indemnifying Parties shall not enter into any final settlement or compromise, without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement or compromise provides for an absolute and unconditional release of such Indemnified Party from liability.

In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Parties shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the Indemnifying Parties reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

11.         Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations, or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation, or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation, or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Delaware.

12.         Other Contractual Provisions.

No provision of this Agreement will be interpreted to modify any provision of the Advisory Agreement, and with respect to the Adviser’s duties to the Company under this Agreement, the Adviser agrees that the terms of Sections 5, 7, 9, 11, and 13 of the Advisory Agreement will apply to and bind the Adviser as if such terms were incorporated into the terms of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

MACKENZIE REALTY CAPITAL, INC.

By:           _______________________
Name:           _______________________
Title:           _______________________

MCM ADVISERS

By:           _______________________
Name:           _______________________
Title:           _______________________